August 22, 2006

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Washington, D.C. 20549

Re: Georgia Exploration, Inc. – Post Effective Amendment No. 1 to Form SB-2

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this post effective amendment No.1 to Form SB-2 dated August 22, 2006, of the following:

•

Our Report to the Stockholders and Board of Directors of Georgia Exploration, Inc. dated April 25, 2006 on the financial statements of the Company as at March 31, 2006 and for the period from February 21, 2006 (date of inception) to March 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia